MESA ACQUISITIONS GROUP, LLC

[Company Logo]

September 19, 2013

Mr. Jerry Pane

CEO/Chairman

U.S. Precious Metals, Inc.

176 Route 9 North

Suite 306

Marlboro, NJ 07728

RE: Development Update

Dear Mr. Pane:

I would like to provide an update pertaining to our recent transaction concerning the mining development of the USPR property in Mexico. Upon successful completion of Phase 1 of our Joint Venture, I am pleased to announce that the exploration exceeded even my expectations. Not only did it confirm previous areas indicated in the previous drilling programs, but uncovered new areas of high intensity gold reserves. The satellite imaging covered 2,134 acres with 27 gold anomalies.

As you know, I have been studying the property, core samples, and drilling programs with Mr. Serrat, Mr. Figueredo, and my partners for more than a year now. This confirmation was more than enough for us to move forward. We will begin Phase 2, which includes fieldwork. Among the items to begin in the next few weeks are, a.) Forming short-pulsed electromagnetic fields (FSPEF) and b.) Vertical electric resonance sounding (VERS). These two technologies work in conjunction to create a reserve estimate. While we are ecstatic with the satellite imaging results, FSPEF fieldwork is even more detailed than the before mentioned imaging results we received this week. For example, the satellite imaging identified areas of mineralization on a grid spanning points every 180 feet. In contrast, the FSPEF fieldwork identifies mineralization on a grid spanning approximately every 30 feet, thus truly honing in on the proven deposits. The VERS component of the technology identifies the volume and depth of mineralization on all areas of interest, thus providing us with a proven reserve estimate in grams per ton of ore body at the conclusion of the fieldwork results. The satellite company has additionally guaranteed the results as, if gold is not found in the applied technology areas of interest, they will refund all of the money spent for the services, which I believe

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is a testament to their confidence in the technology. In further preparation for Phase 2, we are speaking directly with the relevant government bodies regarding road permits, hauling routes, water and electric availability onsite, environmental requirements as well as other regulatory issues associated with our company facilitating the Phase 2 development. Lastly, we have begun identifying necessary equipment and earthmovers that we will bring to the site. Based on the unexpected results, we have been in internal discussions between our companies as to putting together a package to exceed the previous amounts contemplated for Phase 3. So, we are anxiously awaiting the fieldwork results and creation a mining plan for the areas of high intensity gold deposits. I will keep you apprised as to any updates regarding as to our new plans for constructing a larger facility onsite as they come available to me.

In closing, we would like to congratulate you on the results, and we look forward to a long and prosperous relationship between our two companies and years of product mining. Should you desire any further update or have any other questions, please do not hesitate to call me directly.

Kindest Regards,

/s/ George Mesa

George Mesa

President/CEO

Mesa Acquisitions Group, LLC

28th Floor

Miami, FL 33131

Tel: (305) 909-6808

Dir: (305) 420-8222

Fax: (305) 513-5131